Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp.) on Amendment No. 3 to Form S-1 (Registration No. 333-271014) of our report dated March 30, 2023, with respect to our audits of the financial statements of Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp.) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2022 and for the period from January 27, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 13, 2023, effective immediately following the filing of the Intuitive Machines, Inc. yearly report on Form 10-K for the year ended December 31, 2022, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Inflection Point Acquisition Corp. and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal or for the financial information for the period from January 1, 2023 through February 13, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 29, 2023